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                                                                   EXHIBIT 10.69

                              EMPLOYMENT AGREEMENT


               THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of July 9, 2002, (the "Effective Date), by and between FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., a Delaware corporation (the "Company"), and DWAYNE WALKER (the "Employee"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as President and Chief Operating Officer, and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as directed by the Company's Board of Directors and Chief Executive Officer, or as set forth in the Articles of Incorporation and the Bylaws of the Company.

        2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending July 8, 2005, subject to prior termination as set forth in Section 7, below (the "Term"). The Term may be extended at any time upon mutual written agreement of the parties.

        3. Salary. During the Term, the Company shall pay the Employee a minimum base annual salary, before deducting all applicable withholdings, of $450,000 per year, payable at the times and in the manner dictated by the Company's standard payroll policies. Such minimum base annual salary may be periodically reviewed and increased at the discretion of the Board of Directors to reflect, among other matters, cost of living increases and performance results.

        4. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and stock option plans which the Company may from time to time make available to the employee upon mutual agreement, the Employee shall be entitled to the following:

          (a) The standard Company benefits enjoyed by the Company's other top executives.

          (b) Payment by the Company of the Employee's initiation and membership dues in all social and/or recreational clubs as deemed necessary and appropriate by the Employee to maintain various business relationships on behalf of the Company; provided, however, that the Company shall not be obligated to pay for any of the Employee's personal purchases and expenses at such club.

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          (c) Provision by the Company during the Term and any extensions thereof to the Employee and his dependents of medical and other insurance coverage under the Company's Executive Medical Plan.

          (d) Provision by the Company of supplemental disability insurance sufficient to provide two-thirds of the Employee's pre-disability minimum base annual salary.

          (e) An annual bonus to be paid annually at an amount determined at the discretion of the Chief Executive Officer of the Company and the Compensation Committee of the Board of Directors of the Company. The annual bonus payable after and with respect to the first year of employment shall be an amount not less than $200,000.

          (f) A grant under the Company's Stock Option Plan of options to purchase 450,000 shares of the Company's Common Stock. The exercise price for such options shall be the closing price as of the Effective Date as reported by the Wall Street Journal. Such options shall vest as follows:

               (i)   90,000 shares on the Effective Date;

               (ii)  120,000 shares on the first anniversary of the Effective
                     Date;

               (iii) 120,000 shares on the second anniversary of the Effective
                     Date; and,

               (iv)  120,000 shares on the third anniversary of the Effective
                     Date.

          (g) The Company shall pay Employee's reasonable relocation expenses, including closing costs related to the sale of Employee's residence. In addition, the Company shall provide a loan to Employee to assist Employee in raising a down payment for a replacement residence, the terms of which shall be negotiated by the Chief Executive Officer and Employee.

        The Company shall deduct from all compensation payable under this Agreement to the Employee any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

        5. Vacation. For and during each year of the Term and any extensions thereof, the Employee shall be entitled to reasonable paid vacation periods consistent with his position with the Company. In addition, the Employee shall be entitled to such holidays consistent with the Company's standard policies or as the Company's Board of Directors may approve.

        6. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation,

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reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses.

        7.      Termination.

               (a) For Cause. The Company may terminate this Agreement immediately for cause upon written notice to the Employee, in which event the Company shall be obligated to pay the Employee that portion of the minimum base annual salary due him through the date of termination. Cause shall be limited to
(i) the failure to perform duties consistent with a commercially reasonable standard of care; (ii) the willful neglect of duties; (iii) criminal or other illegal activities involving dishonesty; or (iv) a material breach of this Agreement.

               (b) Without Cause. Either party may terminate this Agreement immediately without cause by giving written notice to the other. If the Company terminates under this Section 7(b) on or before six months from the Effective Date, it shall only be obligated to pay Employee the portion of the minimum base annual salary due him through the date of termination. If the Company terminates under this Section 7(b) after six months from the Effective Date, then it shall be obligated (i) to pay to the Employee his minimum base annual salary in effect as of the date of termination; (ii) to pay Employee the amount of Bonus the Employee would have earned if employed on the next anniversary of the Effective Date; (iii) to accelerate the vesting of options granted under Paragraph 4(f) for the number of shares which would have vested on the next anniversary of the Effective Date but for termination under this Paragraph 7(b); and (iv) to maintain in full force and effect for the continued benefit of the Employee for one year all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs for which his continued participation is prohibited and to make such arrangements that ensures that Employee's coverage in any such plans and programs is continuous. If the Employee terminates under this Section 7(b), then the Company shall only be obligated to pay the Employee the portion of the minimum annual base salary due him through the date of termination. Any payment made under this Section 7(b) shall be made in a lump sum on or before the fifth day following the date of termination, or as otherwise directed by the Employee.

               (c) Disability. If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of six consecutive months, then the Company shall have the right upon written notice to the Employee to terminate this Agreement without further obligation by paying the Employee the portion of the minimum annual base salary due him through the date of termination. Such payment shall be made in a lump sum on or before the fifth day following the date of termination, or as otherwise directed by the Employee.

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               (d) Death. If the Employee dies during the Term, then this
Agreement shall terminate immediately and Employee shall be entitled to (i) that portion of the minimum annual base salary due him through the date of death payable in a lump sum on or before the fifth day following the date of death or as otherwise directed by the Employee's executor or personal representative and
(ii) the amount of bonus the Employee would have earned if employed on the next anniversary of the Effective Date but for his death.

               (e) Termination by Employee Without Good Reason. Employee may terminate his employment hereunder immediately, with or without Good Reason, as defined in Section 8(a). If the Employee terminates without Good Reason under this Section 7(d), then the Company shall only be obligated to pay the Employee the portion of the minimum annual base salary due him through the date of termination.

               (f) Effect of Termination. Termination for any reason or for no reason shall not constitute a waiver of the Company's rights under this Agreement nor a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee.

8.      Severance Payment.

        (a) The Employee may terminate his employment hereunder for "Good Reason," which for purposes of this Agreement shall mean a "change in control of the Company." A "change in control of the Company," for purposes of this Agreement, shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company other than a consolidation or merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger own more than 50% of the voting securities of the surviving corporation immediately after the merger, or (y) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, of substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (such as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any "person" who, on the date hereof, is a director or officer of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (iv) during any period of two (2) consecutive years during the Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors

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                representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

        (b) If the Employee terminates his employment for Good Reason, or, if after a change in control of the Company, the Company shall terminate the Employee's employment in breach of this Agreement or pursuant to Section 7(b), then:

                (i) The Company shall pay the Employee his minimum base annual salary due him through the date of termination.


                (ii) In lieu of any further salary and bonus payments or other payments due to the Employee for periods subsequent to the date of termination, the Company shall pay, as severance to the Employee, an amount equal to the product of (A) the Employee's minimum base annual salary in effect as of the date of termination, multiplied by (B) the number of years (including partial years) remaining in the Term or the number 2 (two), whichever is greater.

                (iii) All options granted to the Employee which had not vested as of the date of termination hereunder shall vest immediately; and

                (iv) The Company shall maintain in full force and effect, for the continued benefit of the Employee for the number of years (including partial years) remaining in the Term, all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited.

        (c) For purposes of this Section 8 and Section 7 hereof, the Employee shall not be required to mitigate the amount of any payment provided for in Sections 7 and 8 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Employee after the date of termination reduce any payments due under such Sections.

        9. Indemnification for Taxes. The Company shall indemnify Employee for any and all taxes, penalties, additions to tax and interest on tax deficiencies of any kind

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(collectively, "Taxes") with respect to any and all payments and benefits provided by this Agreement or other agreements with Employee which are subject (if at all) to the excise tax ("Excise") pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. This indemnification shall extend to any and all Taxes with respect to any and all reimbursements hereunder such that, on a net-after-tax basis, Employee is in the same position that Employee would have been in if no payments made by Company to Employee had been subject to the Excise Tax (and, therefore, no indemnification payments hereunder had been necessary).

        10. Non-Delegation of Employee's Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

        11. Confidential Information. The Employee acknowledges that in his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company's financial position and financing arrangements. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 9. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company.

        12. Non-Competition During Employment Term. The Employee agrees that, during the term and any extensions thereof, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company. He will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Term and any extensions thereof, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

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        13. Non-Competition After Employment Term. The parties acknowledge that as an executive officer of the Company the Employee will acquire substantial knowledge and information concerning the business of the Company as a result of his employment. The parties further acknowledge that the scope of business in which the Company is engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by an executive officer such as the Employee in that business after this Agreement is terminated would severely injure the Company. Accordingly, for a period of one year after this Agreement is terminated or the Employee leaves the employment of the Company for any reason whatsoever, except as otherwise stated herein below, the Employee agrees (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business (except as the owner of less than 5% of the shares of a publicly held corporation) that in any way competes with the Company in any of its presently-existing or then-existing products and markets; and (ii) not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, or an employee of the Company. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Section 11 under the following circumstances:

            (a) If the Employee's employment with the Company is terminated by the Company without cause; or

            (b) If the Employee's employment with the Company is terminated a a result of the Company's unwillingness to extend the Term of this Agreement.

            (c) If the Employee terminates employment with the Company for Good Reason as defined in Section 8(a).

        14. Return of Company Documents. Upon termination of this Agreement, Employee shall return immediately to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

        15. Improvements and Inventions. Any and all improvements or inventions, which the Employee may make or participate in during the period of his employment, shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

        16. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is,

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therefore, agreed between the parties that, in the event of a breach by the
Employee of any of his obligations contained in this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee agrees that this Section 14 shall survive the termination of his employment and he shall be bound by its terms at all times subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as conducted during the Term or any extensions thereof. Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.

        17. Amendment. This Agreement contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement.

        18. Governing Law. California law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in California. This Agreement supercedes and replaces any prior agreements or understandings between the parties with respect to the subject matter hereof.

        19. Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs, all as determined by the court and not a jury.

        20. Severability. If any section, subsection or provision hereof is found for any reason whatsoever, to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

        21. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three
(3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

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               To the Company:     Fidelity National Information Solutions, Inc.
                                   4050 Calle Real
                                   Santa Barbara, CA  93110
                                   Attn: Patrick F. Stone
                                   (805) 696-7000
                                   Fax: (805) 696-7824

                                   with a copy to:

                                   Fidelity National Information Solutions, Inc. 4050 Calle Real
                                   Santa Barbara, CA  93110
                                   Attn: Marlan C. Walker
                                   (805) 696-7000
                                   Fax: (805) 696-7824

               To the Employee:    Dwayne Walker
                                   4808 Lake Washington Blvd.
                                   Kirkland, WA  98033

        22. Waiver of Breach. The Waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

        23. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.


        IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.


                                    FIDELITY NATIONAL INFORMATION SOLUTIONS,
                                      INC.


                                    By:
                                         ---------------------------------------
                                    Its:
                                         ---------------------------------------



                                    EMPLOYEE


                                    --------------------------------------------
                                    DWAYNE WALKER
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             AMENDMENT TO EMPLOYMENT AGREEMENT DATED JULY 9, 2002
                           EFFECTIVE JANUARY 21, 2003


4.   Other Compensation and Fringe Benefits

     e) An annual bonus to be paid annually at an amount determined at the discretion of the Chief Executive Officer of the Company and the Compensation Committee of the Board of Directors of the Company. The annual bonus payable shall be an amount not less than $200,000.


                                         FIDELITY NATIONAL INFORMATION
                                         SOLUTIONS, INC.


                                         By:  /s/ Patrick F. Stone
                                              ----------------------------------
                                         Its: CEO


                                         EMPLOYEE:


                                         /s/ Dwayne Walker
                                         ---------------------------------------
                                         DWAYNE WALKER